EXHIBIT 99.1

PRESS RELEASE DATED OCTOBER 23, 2019

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
THIRD QUARTER 2019 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•
DILUTED EARNINGS PER SHARE INCREASED 65% TO $0.28 FOR THE THIRD QUARTER OF 2019, COMPARED TO $0.17 PER DILUTED SHARE FOR THE SECOND QUARTER OF 2019, AND 47% COMPARED TO $0.19 PER DILUTED SHARE FOR THE THIRD QUARTER OF 2018

◦
Current quarter increase over both trailing and prior year quarters reflects the benefit of $2.4 million, or $0.05 per diluted share, of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the related policies, and $1.6 million, after tax, or $0.03 per diluted share, of income related to recoveries on loans previously charged-off

•	NET INTEREST INCOME INCREASED $1.7 MILLION, OR 6.1%, OVER PRIOR QUARTER AND 3.2% FROM COMPARABLE PRIOR YEAR QUARTER

•	NET INTEREST MARGIN INCREASED TWO BASIS POINTS TO 2.57% FOR THE CURRENT QUARTER AS COMPARED TO 2.55% FOR THE PRIOR QUARTER AND DECREASED 18 BASIS POINTS FROM COMPARABLE PRIOR YEAR QUARTER

•	ORIGINATED LOANS INCREASED $58.9 MILLION, OR 8.4% ANNUALIZED, FOR THE QUARTER AND $180.9 MILLION, OR 9.0% ANNUALIZED, FROM DECEMBER 31, 2018

•	DEPOSITS, EXCLUDING BROKERED, INCREASED $21.4 MILLION, OR 2.8% ANNUALIZED, FOR THE QUARTER AND $72.5 MILLION, OR 3.2% ANNUALIZED, FROM DECEMBER 31, 2018

•	REPURCHASED 360,965 SHARES DURING THE QUARTER AT A TOTAL COST OF $5.6 MILLION

•	CASH DIVIDEND DECLARED OF $0.11 PER SHARE OF COMMON STOCK, PAYABLE NOVEMBER 20, 2019, TO STOCKHOLDERS OF RECORD AS OF NOVEMBER 6, 2019

WOODBRIDGE, N.J., OCTOBER 23, 2019 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.28 for the quarter ended September 30, 2019, as compared to $0.17 per diluted share for the quarter ended June 30, 2019, and $0.19 per diluted share for the quarter ended September 30, 2018. For both nine month periods ended September 30, 2019, and September 30, 2018, diluted earnings per common share totaled $0.64. Earnings for the quarter and nine months ended September 30, 2019, included $2.4 million, or $0.05 per diluted share, of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies, as well as $1.6 million, after tax, or $0.03 per diluted share, of income related to recoveries on loans previously charged-off. Earnings for the nine months ended September 30, 2018, included excess tax benefits related to the exercise or vesting of equity awards of $2.2 million, or $0.05 per diluted share. There were no material excess tax benefits for the quarter or nine months ended September 30, 2019, or for the quarter ended June 30, 2019.
Commenting on the quarter, Steven M. Klein, the Company’s President and Chief Executive Officer noted, “We reported strong financial results for the three-months ended September 30, 2019, as we remained focused on investing in our people, and the customer experience, to build both retail and business banking relationships and stockholder value.” Mr. Klein continued, “For the quarter, we prudently grew both loans and deposits, managed our net interest margin and operating expenses in a highly competitive operating environment, and deployed our strong capital base through stock repurchases to produce increased earnings for our stockholders.”
Mr. Klein further noted, “I’m pleased to announce that the Board of Directors has declared a dividend of $0.11 per common share, payable on November 20, 2019, to stockholders of record on November 6, 2019.”

Results of Operations
Comparison of Operating Results for the Nine Months Ended September 30, 2019 and 2018

Net income was $30.1 million for both the nine months ended September 30, 2019 and September 30, 2018. Significant variances from the comparable prior year period are as follows: a $3.1 million increase in non-interest income, a $2.8 million decrease in the provision for loan losses, a $3.6 million increase in non-interest expense, and a $2.4 million increase in income tax expense.

Net interest income remained largely unchanged at $83.3 million for the nine months ended September 30, 2019, compared to $83.2 million for the nine months ended September 30, 2018, as a $396.0 million, or 10.1%, increase in our average interest-earning assets was offset by a 26 basis point decrease in our net interest margin to 2.58%. The decrease in net interest margin was primarily due to the increased cost of our interest-bearing liabilities, which increased 42 basis points to 1.52% for the nine months ended September 30, 2019, from 1.10% for the nine months ended September 30, 2018, while yields on interest-earning assets increased 10 basis points to 3.80% for the nine months ended September 30, 2019, from 3.70% for the nine months ended September 30, 2018. The increase in yields on interest-earning assets was primarily driven by higher yields on loans and securities. The increase in our average interest-earning assets was primarily due to increases in average loans outstanding of $100.2 million, average mortgage-backed securities of $201.0 million, and average other securities of $100.7 million. Net interest income for the nine months ended September 30, 2019 included loan prepayment income of $1.2 million as compared to $1.5 million for the nine months ended September 30, 2018. Also included in net interest income for the nine months ended September 30, 2019 is $314,000 of interest income recorded from the pay-off of a non-accrual loan.

The provision for loan losses decreased by $2.8 million to a negative provision of $750,000 for the nine months ended September 30, 2019, compared to a provision of $2.0 million for the nine months ended September 30, 2018. The negative provision was primarily related to a $1.8 million recovery on a loan previously charged-off, partially offset by a $521,000 charge-off on an impaired commercial real estate loan, and loan growth. Net recoveries for the nine months ended September 30, 2019, were $1.3 million compared to net charge-offs of $481,000 for the nine months ended September 30, 2018.

Non-interest income increased $3.1 million, or 41.8%, to $10.6 million for the nine months ended September 30, 2019, from $7.5 million for the nine months ended September 30, 2018, primarily due to an increase of $2.3 million in income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender value of the policies, and a $901,000 increase in gains on securities transactions, net (which include gains on available-for-sale debt securities and gains on trading securities). For the nine months ended September 30, 2019, gains on securities transactions, net, included gains of $1.5 million related to the Company’s trading portfolio, compared to gains of $714,000 in the comparative prior year period. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased $3.6 million, or 6.9%, to $54.8 million for the nine months ended September 30, 2019, compared to $51.3 million for the nine months ended September 30, 2018. This is due primarily to a $2.2 million increase in employee compensation and benefits, $742,000 of which is related to the Company's deferred compensation plan, which is described above and has no effect on net income, with the remainder attributable to increased costs associated with new hires related to a branch opening and new lending personnel, merit increases effective January 1, 2019, and higher medical benefit cost, partially offset by a decrease in equity award expense. Additionally, there was a $425,000 increase in occupancy costs, primarily attributable to higher rent expense related to a new branch opening, an increase of $690,000 in data processing costs, related to our continued strategic initiative to enhance our customers experience and growth in the number of accounts we service, and an increase of $1.0 million in advertising expense, attributable to the timing of advertising programs and increased expenditure focused on driving growth. These increases were partially offset by decreases of $275,000 in federal insurance premiums due to a reduction in our deposit insurance assessment as a result of the utilization of credits, and $513,000 in other non-interest expense, primarily related to a decrease in Directors' equity award expense. Non-interest expense included equity award expense of $2.9 million for the nine months ended September 30, 2019, as compared to $4.5 million for the nine months ended September 30, 2018. The lower expense in the current period is primarily attributable to equity awards that were fully vested on June 11, 2019.

On September 16, 2019, the Company announced its intention to combine three branch offices (two located in Brooklyn, New York, and one in Milltown, New Jersey) into existing nearby Northfield Bank locations. The branch consolidations are expected to occur on December 31, 2019, and the Company expects to record a one-time charge in occupancy costs of approximately $1.2 million in the fourth quarter of 2019, attributable to accelerated lease rental expense and accelerated leasehold amortization expense.

The Company recorded income tax expense of $9.7 million for the nine months ended September 30, 2019, compared to $7.3 million for the nine months ended September 30, 2018. The effective tax rate for the nine months ended September 30, 2019, was 24.4% compared to 19.5% for the nine months ended September 30, 2018. The increase was primarily due to lower excess tax benefits related to the exercise or vesting of equity awards and changes in New Jersey tax laws, partially offset by $2.4 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies. There were no material excess tax benefits recorded for the nine months ended September 30, 2019. Excess tax benefits were $2.2 million for the nine months ended September 30, 2018. Excess tax benefits will fluctuate throughout the year based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards.

On May 15, 2019 the State of New Jersey issued a tax technical bulletin which gave guidance on which entities are to be included in a combined group. Real estate investment trusts and investment companies will be excluded from the combined group. They will continue to file separate company New Jersey tax returns. As a result of this guidance the Company recorded an additional $559,000 of state tax expense net of federal benefit for the nine months ended September 30, 2019. The $559,000 increase was comprised of $773,000 of current tax expense, partially offset by a write-up of deferred tax assets of $214,000.

Comparison of Operating Results for the Three Months Ended September 30, 2019 and 2018

Net income was $13.1 million and $9.1 million for the quarters ended September 30, 2019, and September 30, 2018, respectively. Significant variances from the comparable prior year quarter are as follows: an $896,000 increase in net interest income, a $2.6 million decrease in the provision for loan losses, a $2.1 million increase in non-interest income, a $231,000 decrease in non-interest expense, and a $1.8 million increase in income tax expense.

Net interest income for the quarter ended September 30, 2019, increased $896,000, or 3.2%, primarily due to a $425.9 million, or 10.6%, increase in our average interest-earning assets, partially offset by an 18 basis point decrease in our net interest margin to 2.57% from 2.75% for the quarter ended September 30, 2018. The increase in average interest-earning assets was primarily due to increases in average loans outstanding of $127.3 million, average mortgage-backed securities of $267.3 million, and average other securities of $47.3 million, partially offset by a $20.5 million decrease in average interest-earning deposits in financial institutions. The decrease in net interest margin was primarily due to the increased cost of our interest-bearing liabilities, which increased 32 basis points to 1.55% for the quarter ended September 30, 2019, from 1.23% for the quarter ended September 30, 2018, while yields earned on interest-earning assets increased 10 basis points to 3.82% for the quarter ended September 30, 2019, from 3.72% for the quarter ended September 30, 2018. The increase in yields earned on interest-earning assets was driven by higher yields on loans and securities. Net interest income for the quarter ended September 30, 2019, included loan prepayment income of $596,000 as compared to $367,000 for the quarter ended September 30, 2018. Also included in net interest income in the current quarter is $314,000 of interest income recorded from the pay-off of a non-accrual loan.

The provision for loan losses decreased by $2.6 million to a negative provision of $1.3 million for the quarter ended September 30, 2019, from a provision of $1.3 million for the quarter ended September 30, 2018. The negative provision was primarily related to a $1.8 million recovery on a loan previously charged off, partially offset by a $514,000 charge-off on an impaired commercial real estate loan, and loan growth. Net recoveries were $1.5 million for the quarter ended September 30, 2019, compared to net charge-offs of $499,000 for the quarter ended September 30, 2018.

Non-interest income increased $2.1 million, or 79.5%, to $4.7 million for the quarter ended September 30, 2019, from $2.6 million for the quarter ended September 30, 2018, primarily due to an increase of $2.3 million in income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender values of the policies, and a decrease of $268,000 in gains on securities transactions, net (which include gains on available-for-sale debt securities and gains on trading securities). For the quarter ended September 30, 2019, gains on securities transactions, net, included gains of $28,000 related to the Company’s trading portfolio, compared to gains of $412,000 in the comparative prior year quarter. As previously noted, the trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan, and gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Non-interest expense decreased by $231,000, or 1.4%, to $16.9 million for the quarter ended September 30, 2019, from $17.1 million for the quarter ended September 30, 2018. The decrease was due primarily to a decrease of $410,000 in compensation and employee benefits, $384,000 of which is related to the Company's deferred compensation plan, which is described above and has no effect on net income, lower equity award expense, and lower medical benefit costs, partially offset by higher salary expense. Additionally, there were decreases of $236,000 in federal insurance premiums due to a reduction in our deposit insurance assessment as a result of the utilization of credits, partially offset by an increase in our premium base, and $296,000 in other non-interest expense, primarily related to lower Directors' equity award expense. Partially offsetting the decreases were increases of $364,000 in data processing costs and $185,000 in advertising expense. Non-interest expense included equity award expense of $425,000 and $1.4 million for the quarters ended September 30, 2019 and September 30, 2018, respectively. The lower expense in the current quarter is primarily attributable to equity awards that were fully vested on June 11, 2019.

The Company recorded income tax expense of $4.8 million for the quarter ended September 30, 2019, compared to $3.1 million for the quarter ended September 30, 2018. The effective tax rate for the quarter ended September 30, 2019, was 26.9% compared to 25.3% for the quarter ended September 30, 2018, the higher rate due in part to changes in New Jersey tax laws discussed above, partially offset by $2.4 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies.

Comparison of Operating Results for the Three Months Ended September 30, 2019, and June 30, 2019

Net income was $13.1 million and $8.2 million for the quarters ended September 30, 2019, and June 30, 2019, respectively. Significant variances from the prior quarter are as follows: a $1.7 million increase in net interest income, a $1.8 million decrease in the provision for loan losses, a $2.2 million increase in non-interest income, a $1.9 million decrease in non-interest expense, and a $2.6 million increase in income tax expense.

Net interest income for the quarter ended September 30, 2019, increased $1.7 million, or 6.1%, primarily due to a $173.3 million, or 4.1%, increase in our average interest-earning assets, and a two basis point expansion in our net interest margin to 2.57% from 2.55% for the quarter ended June 30, 2019. The increase in our average interest-earning assets was due primarily to increases in average loans outstanding of $69.3 million, average mortgage-backed securities of $118.1 million, and average Federal Home Loan Bank of New York stock of $5.0 million, partially offset by a decrease in average other securities of $19.2 million. Net interest income for the quarter ended September 30, 2019, included loan prepayment income of $596,000, as compared to $174,000 for the quarter ended June 30, 2019, and $314,000 of interest income recorded from the pay-off of a non-accrual loan. Yields earned on interest-earning assets increased five basis points to 3.82% for the quarter ended September 30, 2019, from 3.77% for the quarter ended June 30, 2019. The cost of our interest-bearing liabilities increased two basis points to 1.55% for the current quarter as compared to 1.53% for the prior quarter.

The provision for loan losses decreased by $1.8 million to a negative provision of $1.3 million for the quarter ended September 30, 2019, from a provision of $491,000 for the quarter ended June 30, 2019. The negative provision was primarily related to a $1.8 million recovery on a loan previously charged off, partially offset by a $514,000 charge-off on an impaired commercial real estate loan. Net recoveries were $1.5 million for the quarter ended September 30, 2019, compared to net charge-offs of $145,000 for the quarter ended June 30, 2019.

Non-interest income increased $2.2 million to $4.7 million for the quarter ended September 30, 2019, from $2.6 million for the quarter ended June 30, 2019. This increase was primarily due to a $2.4 million increase in income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender values of the policies, partially offset by a decrease of $251,000 in gains on securities transactions, net (which include gains on available-for-sale debt securities and gains on trading securities). For the quarter ended September 30, 2019, gains on securities transactions, net, included gains of $28,000 related to the Company’s trading portfolio, compared to gains of $343,000 in the quarter ended June 30, 2019.

Non-interest expense decreased $1.9 million, or 10.0%, to $16.9 million for the quarter ended September 30, 2019, from $18.8 million for the quarter ended June 30, 2019, primarily due to a decrease of $804,000 in employee compensation and benefits, $315,000 of which is related to the Company's deferred compensation plan (previously discussed) which has no effect on net income, lower equity award expense, and lower medical benefit costs, partially offset by higher salary expense. Additionally, there were decreases of $585,000 in advertising expense, due to the timing of our advertising programs, $250,000 in federal insurance premiums, due to a reduction in our deposit insurance assessment as a result of the utilization of credits, partially offset by increases in premium base, and $428,000 in other non-interest expense, primarily lower Directors' equity award expense. Included in non-interest expense for the quarters ended September 30, 2019, and June 30, 2019, is total equity award expense of $425,000 and $1.1million, respectively, the lower expense in the current quarter being primarily attributable to equity awards that were fully vested on June 11, 2019.

The Company recorded income tax expense of $4.8 million for the quarter ended September 30, 2019, compared to $2.3 million for the quarter ended June 30, 2019. The effective tax rate for the quarter ended September 30, 2019 was 26.9% compared to 21.7% for the quarter ended June 30, 2019, the increase being primarily due to tax deficiencies related to the exercise or vesting of equity awards recorded as income tax expense in the current quarter, as compared to excess tax benefits recorded in the prior quarter, partially offset by $2.4 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies.

Financial Condition
Total assets increased $399.9 million, or 9.1%, to $4.81 billion at September 30, 2019, from $4.41 billion at December 31, 2018. The increase was primarily due to increases in available-for sale debt securities of $251.5 million, or 31.1%, loans held-for-investment, net, of $110.0 million, or 3.4%, Federal Home Loan Bank of New York stock of $9.6 million, or 42.6%, and the recording of our operating leased assets of $41.2 million from the adoption of a new lease accounting standard, Accounting Standards Update (ASU) No. 2016-02 Leases (Topic 842) on January 1, 2019. The new lease standard requires us to recognize on the balance sheet right-of-use assets, which approximate the present value of our remaining lease payments. Partially offsetting these increases was a decrease in cash and cash equivalents of $8.1 million, or 10.4%, and a decrease in other assets of $6.8 million, or 21.5%.

As of September 30, 2019, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 441%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures which include monitoring bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents decreased by $8.1 million, or 10.4%, to $69.7 million at September 30, 2019, from $77.8 million at December 31, 2018. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, increased $110.0 million to $3.36 billion at September 30, 2019, from $3.25 billion at December 31, 2018, primarily due to an increase in originated loans held-for-investment of $180.8 million, partially offset by decreases in acquired loans of $68.1 million and purchased credit-impaired (“PCI”) loans of $2.7 million. Originated loans held-for-investment, net, totaled $2.86 billion at September 30, 2019, as compared to $2.68 billion at December 31, 2018. The increase was primarily due to an increase in multifamily real estate loans of $167.8 million, or 8.7%, to $2.10 billion at September 30, 2019, from $1.93 billion at December 31, 2018.

On June 12, 2019, New York City announced revised rent laws that included: repealing provisions that remove units from rent stabilization when rent crosses a high threshold or when a unit becomes vacant; or if the tenant’s income is $200,000 or higher in the preceding two years. The updated laws also eliminate a “vacancy bonus” provision which allows property owners to raise rents as much as 20% each time a unit becomes vacant. At September 30, 2019, the Company has approximately $398.0 million in multifamily loans in New York City with tenants that have some form of rent stabilization or rent control. The weighted average loan to value (“LTV”) was 46.4% based on the current balance and the collateral value at date of origination on this portfolio. The highest LTV in this portfolio is 73.0%. All of the loans are performing as agreed. Management will continue to evaluate the effect of rent regulations on the collateral values.

The following tables detail our multifamily real estate originations for the nine months ended September 30, 2019 and 2018 (dollars in thousands):

For the Nine Months Ended September 30, 2019
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$296,236	4.16%	56%	92	V	10 to 30 Years
36,178	4.36%	55%	241	F	10 to 30 Years
$332,414	4.18%	56%

For the Nine Months Ended September 30, 2018
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$256,442	3.88%	64%	78	V	25 to 30 Years
12,365	4.17%	39%	181	F	15 Years
$268,807	3.89%	63%
Acquired loans decreased by $68.1 million to $478.0 million at September 30, 2019, from $546.2 million at December 31, 2018, primarily due to paydowns of one-to-four family residential and multifamily loans with weighted average interest rates (net of the servicing fee retained by the originating bank) of 3.57% and 3.08%, respectively, partially offset by purchases of one-to-four family residential loan pools totaling $44.2 million.

The following table provides the details of the loan pools purchased during the nine months ended September 30, 2019 (dollars in thousands):

Purchase Amount	Loan Type	Weighted Average Interest Rate(1)	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Original Amortization Term
$4,230	Residential	4.19%	70.5%	324	F	15 - 30 Years
17,253	Residential	3.69%	63.0%	78	V	30 Years
19,448	Residential	4.19%	71.3%	333	F	30 Years
3,262	Residential	3.93%	65.5%	346	F	30 Years
$44,193		3.98%
(1) Net of servicing fee retained by the originating bank
The geographic locations of the properties collateralizing the loans purchased in the table above are as follows: 83% in Massachusetts, 13% in New York, and 4% in New Jersey.

PCI loans totaled $17.4 million at September 30, 2019, as compared to $20.1 million at December 31, 2018. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $1.1 million and $3.1 million attributable to PCI loans for the three and nine months ended September 30, 2019, respectively, as compared to $1.0 million and $3.1 million for the three and nine months ended September 30, 2018, respectively.

The Company’s available-for-sale debt securities portfolio increased by $251.5 million, or 31.1%, to $1.06 billion at September 30, 2019, from $808.0 million at December 31, 2018. The increase was primarily attributable to purchases of mortgage-backed and corporate securities, partially offset by paydowns and sales. At September 30, 2019, $874.6 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $184.7 million in corporate bonds, the majority of which were considered investment grade at September 30, 2019, and $222,000 in municipal bonds.

Other assets decreased $6.8 million, or 21.5%, to $24.8 million at September 30, 2019, from $31.6 million at December 31, 2018. The decrease was primarily attributable to a decrease in net deferred tax assets associated with an increase in net unrealized gains on our securities available-for-sale portfolio.

Total liabilities increased $376.4 million, or 10.1%, to $4.12 billion at September 30, 2019, from $3.74 billion at December 31, 2018. The increase was primarily attributable to an increase in deposits of $50.8 million, securities sold under agreements to repurchase of $75.0 million, other borrowings of $207.3 million, and lease liabilities of $45.2 million, attributable to capitalization of our operating leases as a result of the adoption of ASU No. 2016-02, effective January 1, 2019.

Deposits increased $50.8 million, or 1.5%, to $3.34 billion at September 30, 2019, as compared to $3.29 billion at December 31, 2018. The increase was attributable to increases of $88.2 million in transaction accounts and $138.9 million in savings accounts, partially offset by decreases of $71.0 million in money market accounts, and $105.1 million in certificates of deposit. Deposit account balances are summarized as follows (dollars in thousands):

	September 30, 2019	June 30, 2019	December 31, 2018
Transaction:
Non-interest bearing checking	$399,237	$386,784	$395,375
Negotiable orders of withdrawal	542,315	486,529	458,012
Total transaction	941,552	873,313	853,387
Savings and Money market:
Savings	733,086	720,130	594,290
Money market	670,904	702,405	741,939
Total savings	1,403,990	1,422,535	1,336,229
Certificates of deposit:
Brokered deposits	253,651	237,908	275,398
$250,000 and under	622,785	647,958	696,957
Over $250,000	115,331	118,477	124,541
Total certificates of deposit	991,767	1,004,343	1,096,896
Total deposits	$3,337,309	$3,300,191	$3,286,512

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	September 30, 2019	June 30, 2019	December 31, 2018

Business customers	$517,670	$506,727	$468,166
Municipal customers	$363,574	$322,369	$337,053

Borrowings and securities sold under agreements to repurchase increased to $691.2 million at September 30, 2019, from $408.9 million at December 31, 2018. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies. Management increased borrowings because it was more cost effective than the incremental cost of deposits.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at September 30, 2019 (dollars in thousands):

Year	Amount	Weighted Average Rate
2019	$180,000	2.15%
2020	90,000	1.65%
2021	145,000	1.94%
2022	120,000	2.29%
2023	87,500	2.89%
Thereafter	62,500	2.57%
	$685,000	2.20%

Total stockholders’ equity increased by $23.5 million to $689.9 million at September 30, 2019, from $666.4 million at December 31, 2018. The increase was primarily attributable to net income of $30.1 million for the nine months ended September 30, 2019, a $14.3 million increase in accumulated other comprehensive income associated with unrealized gains on our debt securities available-for-sale portfolio, and a $9.8 million increase in ESOP and equity award activity. The increase was partially offset by $15.1 million in dividend payments and $15.6 million in stock repurchases.

Asset Quality

The following table details total originated and acquired (excluding PCI) non-accrual loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at September 30, 2019, June 30, 2019, and December 31, 2018 (dollars in thousands):

	September 30, 2019	June 30, 2019	December 31, 2018
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$8,310	$9,234	$7,291
One-to-four family residential	895	1,026	1,129
Multifamily	444	447	566
Home equity and lines of credit	149	150	151
Commercial and industrial	—	—	25
Total non-accrual loans	9,798	10,857	9,162
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial	553	—	—
One-to-four family residential	6	6	33
Home equity and lines of credit	37	20	—
Total loans delinquent 90 days or more and still accruing	596	26	33
Total non-performing assets	$10,394	$10,883	$9,195
Non-performing loans to total loans	0.31%	0.33%	0.28%
Non-performing assets to total assets	0.22%	0.22%	0.21%
Loans subject to restructuring agreements and still accruing	$14,316	$14,508	$16,390
Accruing loans 30 to 89 days delinquent	$5,348	$4,291	$8,562

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $5.3 million, $4.3 million, and $8.6 million at September 30, 2019, June 30, 2019, and December 31, 2018, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at September 30, 2019 and December 31, 2018 (dollars in thousands):

	September 30, 2019	June 30, 2019	December 31, 2018
Held-for-investment
Real estate loans:
Commercial	$2,475	$2,237	$2,377
One-to-four family residential	2,235	1,799	4,120
Multifamily	431	—	2,018
Home equity and lines of credit	112	—	—
Commercial and industrial loans	87	248	45
Other loans	8	7	2
Total delinquent accruing loans held-for-investment	$5,348	$4,291	$8,562

PCI Loans (Held-for-Investment)

At September 30, 2019, 6.5% of PCI loans were past due 30 to 89 days, and 23.5% were past due 90 days or more, as compared to 10.0% and 23.3%, respectively, at December 31, 2018.

About Northfield Bank

Northfield Bank, founded in 1887, operates 40 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018
Selected Financial Ratios:
Performance Ratios(1)
Return on assets (ratio of net income to average total assets) (7) (8)	1.10%	0.84%	0.72%	0.87%	0.97%
Return on equity (ratio of net income to average equity) (7) (8)	7.59	5.51	4.84	5.92	6.22
Average equity to average total assets	14.44	15.32	14.86	14.75	15.57
Interest rate spread	2.27	2.49	2.24	2.28	2.60
Net interest margin	2.57	2.75	2.55	2.58	2.84
Efficiency ratio(2) (8)	50.28	55.95	63.08	58.37	56.51
Non-interest expense to average total assets	1.41	1.59	1.64	1.59	1.65
Non-interest expense to average total interest-earning assets	1.50	1.69	1.76	1.70	1.75
Average interest-earning assets to average interest-bearing liabilities	123.91	127.37	125.20	124.86	128.23
Asset Quality Ratios:
Non-performing assets to total assets	0.22	0.23	0.23	0.22	0.23
Non-performing loans(3) to total loans(4)	0.31	0.31	0.33	0.31	0.31
Allowance for loan losses to non-performing loans held-for-investment	270.02	276.31	255.74	270.02	276.31
Allowance for loan losses to originated loans held-for-investment, net(5)	0.94	1.03	0.95	0.94	1.03
Allowance for loan losses to total loans held-for-investment, net(6)	0.84	0.86	0.83	0.84	0.86

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net.

(4)	Includes originated loans held-for-investment, PCI loans, and acquired loans.

(5)	Excludes PCI loans and acquired loans held-for-investment, and related reserve balances.

(6)	Includes PCI and acquired loans held-for-investment.
(7) There were no material tax benefits in the three or nine months ended September 30, 2019. The three months ended June 30, 2019, includes excess tax benefits of $193,000 related to the exercise or vesting of equity awards. The nine months ended September 30, 2018 includes excess tax benefits of $2.2 million related to the exercise or vesting of equity awards. Excess tax benefits will fluctuate based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards.
(8) The three and nine months ended September 30, 2019, includes tax-exempt income of $2.4 million from bank owned life insurance proceeds in excess of the cash surrender value of the policies.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	September 30, 2019	June 30, 2019	December 31, 2018
ASSETS:
Cash and due from banks	$17,487	$14,156	$15,147
Interest-bearing deposits in other financial institutions	52,165	32,751	62,615
Total cash and cash equivalents	69,652	46,907	77,762
Trading securities	10,375	10,214	8,968
Debt securities available-for-sale, at estimated fair value	1,059,560	1,049,660	808,031
Debt securities held-to-maturity, at amortized cost	8,817	8,872	9,505
Equity securities	2,288	2,328	1,280
Originated loans held-for-investment, net	2,859,704	2,800,816	2,678,877
Loans acquired	478,009	519,885	546,150
Purchased credit-impaired (PCI) loans held-for-investment	17,435	18,077	20,143
Loans held-for-investment, net	3,355,148	3,338,778	3,245,170
Allowance for loan losses	(28,066)	(27,832)	(27,497)
Net loans held-for-investment	3,327,082	3,310,946	3,217,673
Accrued interest receivable	13,818	14,116	12,959
Bank owned life insurance	154,204	155,939	154,135
Federal Home Loan Bank of New York stock, at cost	32,105	32,330	22,517
Operating lease right-of-use assets	41,228	42,377	—
Premises and equipment, net	25,967	25,700	25,605
Goodwill	38,411	38,411	38,411
Other assets	24,804	30,482	31,586
Total assets	$4,808,311	$4,768,282	$4,408,432

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$3,337,309	$3,300,191	$3,286,512
Securities sold under agreements to repurchase	75,000	75,000	—
Federal Home Loan Bank advances and other borrowings	616,161	620,105	408,891
Lease liabilities	45,196	46,321	—
Advance payments by borrowers for taxes and insurance	18,751	20,817	18,007
Accrued expenses and other liabilities	25,954	24,755	28,583
Total liabilities	4,118,371	4,087,189	3,741,993
Total stockholders’ equity	689,940	681,093	666,439
Total liabilities and stockholders’ equity	$4,808,311	$4,768,282	$4,408,432

Total shares outstanding	49,154,878	49,112,139	49,635,673
Tangible book value per share (1)	$13.24	$13.07	$12.63

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $833,000, $899,000, and $1.0 million at September 30, 2019, June 30, 2019, and December 31, 2018, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30	September 30,
	2019	2018	2019	2019	2018
Interest income:
Loans	$35,285	$32,443	$33,308	$101,183	$94,686
Mortgage-backed securities	5,409	3,475	4,599	14,082	9,269
Other securities	1,511	1,104	1,699	5,075	2,427
Federal Home Loan Bank of New York dividends	396	428	340	1,138	1,240
Deposits in other financial institutions	246	277	247	1,028	722
Total interest income	42,847	37,727	40,193	122,506	108,344
Interest expense:
Deposits	10,516	7,593	10,549	31,312	18,854
Borrowings	3,511	2,210	2,485	7,885	6,252
Total interest expense	14,027	9,803	13,034	39,197	25,106
Net interest income	28,820	27,924	27,159	83,309	83,238
(Recovery)/provision for loan losses	(1,300)	1,304	491	(750)	2,008
Net interest income after provision for loan losses	30,120	26,620	26,668	84,059	81,230
Non-interest income:
Fees and service charges for customer services	1,286	1,241	1,207	3,633	3,602
Income on bank owned life insurance	3,268	919	907	5,071	2,787
Gains on available-for-sale debt securities, net	123	7	59	337	178
Gains on trading securities, net	28	412	343	1,457	714
Other	28	58	50	115	205
Total non-interest income	4,733	2,637	2,566	10,613	7,486
Non-interest expense:
Compensation and employee benefits	9,033	9,443	9,837	29,890	27,681
Occupancy	3,084	3,015	3,120	9,486	9,061
Furniture and equipment	280	239	265	804	747
Data processing	1,517	1,153	1,437	4,217	3,527
Professional fees	938	886	811	2,496	2,558
Advertising	746	561	1,331	2,841	1,815
FDIC insurance	5	241	255	537	812
Other	1,266	1,562	1,694	4,552	5,065
Total non-interest expense	16,869	17,100	18,750	54,823	51,266
Income before income tax expense	17,984	12,157	10,484	39,849	37,450
Income tax expense	4,845	3,081	2,280	9,735	7,318
Net income	$13,139	$9,076	$8,204	$30,114	$30,132
Net income per common share:
Basic	$0.28	$0.19	$0.18	$0.64	$0.65
Diluted	$0.28	$0.19	$0.17	$0.64	$0.64
Basic average shares outstanding	46,631,008	46,604,051	46,855,647	46,808,188	46,192,273
Diluted average shares outstanding	46,979,214	47,294,645	47,271,690	47,178,690	47,137,407

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,329,893	$35,285	4.20%	$3,260,550	$33,308	4.10%	$3,202,616	$32,443	4.02%
Mortgage-backed securities (3)	833,071	5,409	2.58	714,930	4,599	2.58	565,783	3,475	2.44
Other securities (3)	208,196	1,511	2.88	227,379	1,699	3.00	160,877	1,104	2.72
Federal Home Loan Bank of New York stock	29,974	396	5.24	24,966	340	5.46	25,499	428	6.66
Interest-earning deposits in financial institutions	48,841	246	2.00	48,885	247	2.03	69,327	277	1.59
Total interest-earning assets	4,449,975	42,847	3.82	4,276,710	40,193	3.77	4,024,102	37,727	3.72
Non-interest-earning assets	303,406			298,223			244,191
Total assets	$4,753,381			$4,574,933			$4,268,293

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,940,764	$5,281	1.08%	$1,918,810	$5,377	1.12%	$1,620,562	$2,691	0.66%
Certificates of deposit	1,007,163	5,235	2.06	1,010,045	5,172	2.05	1,064,005	4,902	1.83
Total interest-bearing deposits	2,947,927	10,516	1.42	2,928,855	10,549	1.44	2,684,567	7,593	1.12
Borrowed funds	643,280	3,511	2.17	487,115	2,485	2.05	474,773	2,210	1.85
Total interest-bearing liabilities	3,591,207	14,027	1.55	3,415,970	13,034	1.53	3,159,340	9,803	1.23
Non-interest bearing deposits	382,563			385,820			404,570
Accrued expenses and other liabilities	93,143			93,176			50,527
Total liabilities	4,066,913			3,894,966			3,614,437
Stockholders' equity	686,468			679,967			653,856
Total liabilities and stockholders' equity	$4,753,381			$4,574,933			$4,268,293

Net interest income		$28,820			$27,159			$27,924
Net interest rate spread (4)			2.27%			2.24%			2.49%
Net interest-earning assets (5)	$858,768			$860,740			$864,762
Net interest margin (6)			2.57%			2.55%			2.75%
Average interest-earning assets to interest-bearing liabilities			123.91%			125.20%			127.37%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Nine Months Ended
	September 30, 2019			September 30, 2018
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,269,983	$101,183	4.14%	$3,169,780	$94,686	3.99%
Mortgage-backed securities (3)	725,879	14,082	2.59	524,904	9,269	2.36
Other securities (3)	227,318	5,075	2.98	126,578	2,427	2.56
Federal Home Loan Bank of New York stock	25,587	1,138	5.95	25,271	1,240	6.56
Interest-earning deposits in financial institutions	63,261	1,028	2.17	69,528	722	1.39
Total interest-earning assets	4,312,028	122,506	3.80	3,916,061	108,344	3.70
Non-interest-earning assets	296,043			241,828
Total assets	$4,608,071			$4,157,889

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,906,047	$15,452	1.08%	$1,652,683	$7,146	0.58%
Certificates of deposit	1,039,344	15,860	2.04	929,654	11,708	1.68
Total interest-bearing deposits	2,945,391	31,312	1.42	2,582,337	18,854	0.98
Borrowed funds	508,176	7,885	2.07	471,567	6,252	1.77
Total interest-bearing liabilities	3,453,567	39,197	1.52	3,053,904	25,106	1.10
Non-interest bearing deposits	382,686			408,116
Accrued expenses and other liabilities	92,122			48,596
Total liabilities	3,928,375			3,510,616
Stockholders' equity	679,696			647,273
Total liabilities and stockholders' equity	$4,608,071			$4,157,889

Net interest income		$83,309			$83,238
Net interest rate spread (4)			2.28%			2.60%
Net interest-earning assets (5)	$858,461			$862,157
Net interest margin (6)			2.58%			2.84%
Average interest-earning assets to interest-bearing liabilities			124.86%			128.23%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.